Exhibit 99.1

Erie Indemnity Company Reports Fourth Quarter and Full Year 2005 Results
With revised Fourth Quarter 2005 Earnings Per Share Amounts

Erie, Pa., Feb. 23, 2006 — Erie Indemnity Company (NASDAQ: ERIE) today issued revised earnings per share – diluted results for the fourth quarter 2005. The fourth quarter 2005 earnings per share – diluted changed from $.66 per share as originally reported on February 22, 2006, to $.64 per share. Corresponding annual earnings per share amounts reported for the twelve month period for 2005 were not affected by this revision. This change is reflected in the fourth quarter highlights discussion below.

For the fourth quarter:

•	Management fee revenue decreased by 3.1 percent as a result of lower direct written premiums of the Property & Casualty Group – which decreased 2.0 percent – from which the management fee is derived.

•	Net income, which was affected by a decline in realized capital gains, totaled $44.2 million, down 28.0 percent from $61.3 million for the same period in 2004. Realized losses on investments were $0.8 million compared to realized gains on investments of $11.7 million for the fourth quarter of 2004.

•	Net income per share-diluted decreased to $.64 per share, compared to $.87 per share in the comparable quarter for 2004.

•	Net income, excluding net realized gains on investments and related federal income taxes, decreased by 16.8 percent to $44.7 million, or $.65 per share in the fourth quarter of 2005, from $53.7 million, or $.76 per share, for the same period one year ago.

•	The Property and Casualty Group’s adjusted statutory combined ratio for the fourth quarter 2005 was 93.1 percent, compared to 95.4 percent a year earlier.

•	The Company’s reported GAAP combined ratio was 96.1 for the fourth quarter of 2005 versus 101.7 for the same quarter in 2004, yielding an underwriting gain of $2.1 million for the fourth quarter 2005 compared to an underwriting loss of $0.9 million in the fourth quarter of 2004.

For the full-year 2005 results, Erie Indemnity reported:

•	Net income was up by 2.1 percent to $231.1 million, from $226.4 million at the end of 2004.

•	Net income per share-diluted increased to $3.34 per share at December 31, 2005, from $3.21 at year-end 2004.

•	Net income, excluding net realized gains on investments and related federal income taxes, increased by 3.1 percent to $221.0 million, or $3.19 per share in 2005, from $214.4 million, or $3.04 per share, for the same period one year ago.

•	Management fee revenue for the year was $940.3 million, down 0.5 percent from 2004, based on a 1.0 percent decline in direct written premium of the Property & Casualty Group.

•	The Property and Casualty Group’s adjusted statutory combined ratio for 2005 was 85.7 percent, compared to 90.1 percent a year earlier.

•	The Company’s reported GAAP combined ratio was 93.1 for 2005 compared to 102.1 in 2004.

“In a challenging and competitive business environment, we’ve made positive strides in a number of different areas, confirming that our fundamentals are strong,” noted Jeffrey A. Ludrof, president and CEO. “As a result of our continued focus on underwriting profitability, the Property & Casualty Group recorded the best adjusted combined ratio in its history in 2005, 85.7 percent. That is a tribute to the efforts of our agents and employees who undertook the challenge of improving our loss experience with a strong sense of commitment and executed the effort with their typical degree of effectiveness. Our emphasis on underwriting profitability resulted in an underwriting gain for the Erie Indemnity Company at year-end 2005, contributing nearly $15 million to the Company’s bottom line as opposed to an underwriting loss of more than $4.3 million at year-end 2004.”

“Our superior financial position and disciplined underwriting has allowed us to introduce additional interactions in our pricing model for auto and home insurance with our lowest price for the best risks,” continued Ludrof. “I believe we have a strong foundation to deliver positive results in the coming year.”

The following analysis is presented on a business segment basis used internally by management to monitor and evaluate results.

Details of Fourth Quarter 2005 Results — Segment Basis

Management operations — Segment basis

Management fee revenue decreased 3.1 percent to $213.8 million for the quarter ended December 31, 2005, from $220.7 million for the same period one year ago. The direct written premiums of the Property & Casualty Group, upon which management fee revenue is calculated, decreased 2.0 percent to $894.5 million in the fourth quarter 2005, from $912.9 million in the fourth quarter of 2004.

New premium written declined 2.2 percent to $83.4 million in the fourth quarter of 2005 from $85.3 million in the fourth quarter of 2004. In the fourth quarter of 2005, personal lines new premium written declined 6.5 percent, while commercial lines new premium written increased 7.4 percent compared to the same period in 2004. The fourth quarter of 2005 policy retention rate of 88.6 percent was a slight increase from the 88.4 percent rate recorded at the end of the third quarter of 2005.

The cost of management operations increased 5.0 percent to $181.0 million in the fourth quarter of 2005, from $172.4 million for the same period in 2004. Commission costs increased 5.0 percent to $128.1 million from $121.9 million in the fourth quarter 2004 primarily due to an increase in the provision for agent bonuses in the fourth quarter, to $20.6 million in 2005 from $13.9 million in 2004.

Fourth quarter costs of management operations, excluding commissions, increased 4.9 percent to $52.9 million in 2005 from $50.4 million in 2004. Personnel costs totaled $31.5 million for the fourth quarter 2005 versus $29.1 million in the same period in 2004, an increase of 8.1 percent. Contributing to this increase was an increase in salaries and wages of 10.0 percent to $24.0 million in the fourth quarter of 2005 from $21.8 million in the fourth quarter of 2004.

Insurance underwriting operations — Segment basis

The Company’s insurance underwriting operations recorded a gain of $2.1 million in the fourth quarter of 2005 compared to an underwriting loss of $0.9 million in the fourth quarter of 2004. The Company’s reported GAAP combined ratio was 96.1 for the fourth quarter of 2005 versus 101.7 for the same quarter in 2004. The adjusted statutory combined ratio for the Property & Casualty Group for the fourth quarter was 93.1 compared to 95.4 for the fourth quarter of 2004. The adjusted statutory combined ratio removes the profit component of the management fee earned by the Company.

The Company’s share of catastrophe losses totaled $0.4 million and $0.5 million for the three-month periods ended December 31, 2005 and 2004, respectively.

Development of prior accident year loss and loss adjustment expense reserves contributed 2.0 points to the fourth quarter 2005 Property and Casualty Group statutory combined ratio. The adverse development of the fourth quarter resulted from additional increases in reserves related to pre-1986 automobile catastrophic injury and non-catastrophic injury liability claims for higher estimated costs of future attendant care services and additional workers compensation reserves for prior years.

The favorable underwriting results required reversals of previously recorded charges under the excess-of-loss reinsurance agreement with the Exchange of $0.1 million in the fourth quarter 2005 versus charges of $1.7 in the fourth quarter 2004.

Investment operations — Segment basis

Net revenue from investment operations for the fourth quarter of 2005 reflects income of $23.6 million compared to $31.6 million in income for the same period in 2004. Net investment income increased by 3.1 percent to $16.4 million for the quarter ended December 31, 2005, from $15.9 million for the same period in 2004. The Company recorded a net realized loss on investments of $0.8 million during the fourth quarter of 2005 compared to net realized gains on investments of $11.7 million in the fourth quarter of 2004. Fourth quarter 2004 net realized gains were generated as the equity portfolio was being transferred to external equity managers. Equity in earnings of limited partnerships generated gains of $7.3 million compared to $2.9 million for the fourth quarter of 2004. Private equity, mezzanine debt and real estate limited partnerships generated earnings of $4.4 million, $1.2 million and $1.7 million in the fourth quarter of 2005, respectively.

The Company’s earnings from its 21.6 percent equity ownership of EFL totaled $0.8 million for the fourth quarter of 2005 compared to $1.1 million in the fourth quarter 2004.

As part of the Company’s capital management plan, the Company repurchased almost one million shares of Erie Indemnity Company Class A common stock at a cost of $52.0 million during the fourth quarter of 2005, for an average cost of $52.78 per share.

Details of 2005 Year-end Results — Segment Basis

Management operations — Segment basis

Management fee revenue for 2005 was down 0.5 percent to $940.3 million from $945.1 million in 2004. In 2005 direct written premium, upon which the management fee is based, decreased 1.0 percent from 2004 to $4.0 billion. In 2005 the management fee rate was set at 23.75 percent for the year. At its December 2005 meeting, the Company’s Board of Directors set the management fee rate at 24.75 percent beginning January 1, 2006.

Premium and policy growth was slower in 2005 relative to 2004 due to the Company’s increased emphasis on controlling exposure growth and improving risk selection. Policies in force decreased 0.3 percent at December 31, 2005 compared to December 31, 2004. Policy retention rate was 88.6 percent at December 31, 2005, compared to 88.4 percent at December 31, 2004.

Improved underwriting results enabled the Property & Casualty Group to implement rate reductions in 2005 to be more price competitive for potential new policyholders and improve retention of existing policyholders. The effect of rate actions effective in 2005 resulted in a net decrease in written premiums of $9.9 million. The majority of the rate decreases stems from the private passenger auto and the homeowners lines of business in Pennsylvania. In the majority of states, an 8 percent rate reduction on certain coverages for new private passenger auto policyholders with no claims or violations was effective July 1, 2005. In Tennessee and West Virginia this rate reduction for policyholders with no claims or violations was 6 percent. Pricing actions approved, filed and contemplated for filing during 2006 may result in an estimated net decrease in direct written premiums of $96.7 million in 2006.

Personal lines new business premium written declined 12.4 percent in 2005 compared to 2004, while commercial lines new business premiums written rose 4.0 percent. A decrease in the year-over-year average premium per policy contributed to the decrease in direct written premium for personal lines. Average premium per policy decreased 0.7 percent to $1,052 in 2005 from $1,060 in 2004 as a result of rate decreases effective in 2005.

The cost of management operations increased by 3.8 percent during 2005. Commission costs, which are the largest component of the cost of management operations, rose 1.6 percent to $539.5 million in 2005, from $531.2 million for 2004. Included in commissions are agent bonuses that are based principally on the underwriting profitability of the direct business written within the Property and Casualty Group. The provision for Agent bonuses totaled $71.1 million in 2005 compared to $46.2 million in 2004. Normal scheduled commissions were $18.2 million lower in 2005 compared to 2004 primarily as a result of reduced commercial commission rates that became effective on premiums collected beginning January 1, 2005. New promotional incentive programs that began in 2005 aimed at stimulating premium growth contributed $1.6 million in additional costs in 2005.

The cost of management operations, excluding commissions, increased 9.8 percent in 2005 to $212.0 million from $193.1 million in 2004, mostly as a result of increased personnel and underwriting costs. Salaries and wages and other personnel costs of employees increased $10.2 million in 2005 driven by increased staffing levels and normal pay rate increases. Contract labor costs increased $3.2 million primarily related to information technology projects. In the latter part of 2004 the Company began using insurance scoring in underwriting new business as part of its plan to focus on underwriting profitability. In 2005 the cost of insurance scoring for all new and renewal policies resulted in increased costs of $3.6 million in 2005 compared to 2004.

Insurance underwriting operations — Segment basis

The Company’s 5.5 percent share of the Property & Casualty Group’s underwriting gains totaled $15.0 million in 2005 compared to underwriting losses of $4.4 million in 2004, yielding a reported GAAP combined ratio of 93.1 for 2005 compared to 102.1 in 2004.

The adjusted statutory combined ratio for the Property & Casualty Group was 85.7 for 2005, compared to 90.1 for 2004. The improvement in 2005 underwriting results on direct business reflects the impact of the focused management efforts on improving underwriting profitability. Catastrophe losses that are below the Property & Casualty Group’s normal experience and continued favorable development of prior accident year losses also contributed to the improvement. Catastrophe losses of the Property and Casualty Group were $21.1 million and $73.3 million in 2005 and 2004, respectively. In addition, the Property & Casualty Group experienced positive development on losses on a direct basis of prior accident years of $11.0 million in 2005 and $71.6 million in 2004.

The Company’s reported GAAP combined ratio was 93.1 for 2005 compared to 102.1 for 2004. The Company’s share of catastrophe losses totaled $1.2 million and $4.0 million, for the years ended December 31, 2005 and 2004, respectively. Catastrophe losses in 2005 contributed 0.5 points to the Company GAAP combined ratio compared to 1.9 points in 2004.

Charges under the excess-of-loss reinsurance agreement with the Exchange for the year totaled $2.2 million in 2005 compared to charges of $7.7 million for 2004. Both the 1999 and 2000 accident years were commuted in 2005 resulting in net charges to the Company of $0.7 million. The annual premium paid to the Exchange under this agreement totaled $3.3 million and $3.6 million in 2005 and 2004, respectively.

The Policyholder surplus of the Exchange has shown steady growth in the past two years, rising from $2.1 billion in 2002 to $3.4 billion in 2005, further strengthening the Exchange’s financial position.

Investment operations — Segment basis

For the year ended December 31, 2005, net revenue from investment operations increased by 26.8 percent to $118.9 million compared to $93.7 million for the same period in 2004. Net realized gains on investments were $15.6 million for the year ended December 31, 2005, compared to $18.5 million at December 31, 2004.

Net investment income totaled $61.6 million for the year ended December 31, 2005, and $61.0 million for 2004, up 1.0 percent from 2004. Included in net investment income are primarily interest and dividends on the Company’s fixed maturity and equity security portfolios. Cash flows available for investment were affected by the Company’s share repurchase program.

For the year ended December 31, 2005, equity in gains of limited partnership investments amounted to $38.1 million, compared to $8.7 million in 2004. The Company recorded a $14.2 million adjustment in 2005 to properly record market value adjustments to equity in earnings of limited partnerships in the second quarter of 2005. These valuation adjustments were recorded as a component of shareholders equity in 2004. Impairment charges on limited partnerships totaled $1.2 million in 2004. Equity in earnings of Erie Family Life was $3.6 million in 2005 compared to $5.6 million for the same period in 2004.

As part of the Company’s capital management plan, 1.9 million shares of Erie Indemnity Company Class A common stock were repurchased during 2005 at a cost of $99 million, for an average cost of $52.36 per share. The move is part of a $250 million share repurchase program reauthorized by the board of directors in 2004, with about $97 million of authorization remaining at December 31, 2005. The current repurchase program expires December 31, 2006.

In December, the board of directors increased the regular quarterly dividend from $0.325 to $0.36 on each Class A share and from $48.75 to $54.00 on each Class B share. The dividend was payable January 20, 2006, to shareholders of record as of January 5, 2006, with a dividend ex-date of January 3, 2006. The dividend increase is a result of the Company’s continuing strong financial results and capitalization. Based on the current market price, the new dividend results in a dividend yield of about 2.7 percent and represents a 10.8 percent increase in the payout per share over the current dividend rate.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 23rd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.